Exhibit 99.1

SeaSpine Holdings Corporation Announces Third Quarter 2015
Financial Results

CARLSBAD, CA. (November 12, 2015) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, today reported its financial results for the quarter ended September 30, 2015.

Recent Highlights

•	Revenue of $32.7 million in the third quarter 2015, a 3% decrease compared to the third quarter 2014

◦	Orthobiologics revenue of $16.5 million, a decrease of 1% compared to the third quarter of 2014

◦	Spinal Fusion Hardware revenue of $16.2 million, a decrease of 5% compared to the third quarter of 2014

•
Launched the Cambria™ NanoMetalene® cervical interbody body fusion device for use as an adjunct to fusion in patients with degenerative disc disease, the latest NanoMetalene coated interbody device in the SeaSpine portfolio

•	Strengthened the leadership team with key hires in marketing, sales and product development, and the addition of Patrick Keran as General Counsel

•	Began integrating Orthobiologics and Spinal Fusion Hardware marketing and product development teams in new Carlsbad facility to facilitate more rapid innovation across both portfolios

“We are pleased by our operational performance in our first quarter as an independent public company with our third quarter results reflecting solid US performance,” said Keith Valentine, President and Chief Executive Officer. “We are extremely encouraged by the swell of enthusiasm we saw at the NASS Annual Meeting, confirming our belief that we have the right products, pipeline and people to penetrate the market opportunity in front of us. Our focus for the rest of 2015 remains clear - effectively scale our business and advance our market position through targeted investment and strong execution to position ourselves for growth in 2016.”

Third Quarter 2015 Financial Results
Revenue for the third quarter of 2015 totaled $32.7 million, a decrease of $0.9 million, or 3%, compared to the same period of the prior year. Revenue from Orthobiologics was $16.5 million, reflecting a decline of 1%, and revenue from Spinal Fusion Hardware was $16.2 million, reflecting a decline of 5% compared to the third quarter of 2014.

Gross profit for the third quarter of 2015 was 46.9%, an eleven point decrease compared to the same period in 2014. This decrease was driven by $4.4 million of charges for excess and obsolete spinal fusion hardware inventory, the substantial majority of which was purchased prior to the spinoff from Integra LifeSciences Holdings Corporation, and for which $2.6 million relates to inventory intended for distribution in international markets. Gross profit for the third quarter of 2015 was also negatively impacted by costs related to the sale during the quarter of the Company’s Mozaik product inventory, the cost of which was approximately $1.0 million higher than would be expected had it been purchased under the Company’s supply agreement with Integra subsequent to the spinoff. These costs were somewhat offset by lower manufacturing costs resulting from increased production volumes and more efficient production of the Company’s orthobiologics product portfolio. Gross profit percentage in the second half of 2016 is expected to improve as the Company finalizes the transfer of Mozaik manufacturing to its Irvine facility, which is expected in the fourth quarter of 2015.

Operating expenses for the third quarter of 2015 increased $6.2 million to $30.0 million, compared to $23.8 million for the same period of the prior year.

SG&A expenses increased $6.0 million to $26.3 million for the third quarter of 2015 compared to $20.3 million for the same period of the prior year. This increase was primarily attributable to $4.3 million of spinoff related transaction fees and transition service fees, $1.0 million of increased stock-based compensation costs, and $4.9 million of higher operating expenses primarily related to higher compensation costs due to increased headcount and higher insurance, audit, legal and other related fees and infrastructure costs associated with being an independent, publicly traded company. These increases were partially offset by the absence of $4.2 million of allocations of expense from Integra that was recorded in the third quarter of 2014.

R&D expenses increased $0.3 million to $2.4 million for the third quarter of 2015 compared to $2.1 million for the same period of the prior year. This increase was primarily driven by higher compensation costs due to increased headcount and higher external costs related to product development and clinical studies.

The Company reported a $0.3 million benefit for income taxes in the third quarter of 2015 compared to income tax expense of $0.8 million for the same period of the prior year. Effective income tax rates were 1.9% and (18.8)% for the third quarter of 2015 and 2014, respectively. The primary driver of the tax rate for the three months ended September 30, 2015 was an increase in realizable deferred tax assets of a foreign subsidiary, partially offset by pretax losses incurred by the consolidated U.S. tax group that received no corresponding tax benefit. The Company reported income tax expense for the third quarter of 2014 related to the taxable income generated by its U.S. subsidiary that was not part of the U.S. consolidated tax group as of August 31, 2015. As such, despite the reported losses before income taxes in those periods, the taxable income generated by such U.S. subsidiary was not allowed to be offset against the taxable losses generated by its other U.S. subsidiaries through August 31, 2015. Effective September 1, 2015, the Company made an election that will allow it to offset any future taxable losses generated by its U.S. subsidiaries against any future taxable income generated by its U.S. subsidiaries.

Net loss for the three months ended September 30, 2015 was $14.2 million, compared with net loss of $5.3 million for the three months ended September 30, 2014.

SeaSpine ended the third quarter of 2015 with $38.5 million in cash and cash equivalents.

2015 Financial Outlook
SeaSpine expects full year 2015 revenue to be in a range of $133 million to $135 million, representing a 3% to 4% decline versus 2014. This compares to the Company’s previous guidance of full year 2015 revenue to be in a range of $133 million to $139 million.

During the fourth quarter of 2015, the Company expects to continue to incur operational and transition services costs related to the spinoff and costs and expenses related to the commencement of operations as a separate, publicly traded company, some of which may be nonrecurring and/or non-cash in nature. The Company does not expect to incur significant spinoff and transition services costs in future years.

Webcast and Conference Call Information
The Company’s management team will host a conference call beginning today at 1:30pm PT/4:30pm ET to discuss the financial results and recent business developments. Individuals interested in listening to the conference call may do so by dialing (855) 542-4216 for domestic callers or (412) 455-6079 for international callers, using Conference ID: 57935475. To listen to a live webcast, please visit the Investors section of the SeaSpine website at: www.seaspine.com.

A replay of the call will be available beginning November 12, 2015 at 4:30pm PT/7:30pm ET through midnight on November 13, 2015. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 57935475. The webcast will also be available on the SeaSpine website for one month following the completion of the call.

About SeaSpine
SeaSpine is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal fusion hardware solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal fusion hardware portfolio consists of an extensive line of products to facilitate spinal fusion in minimally invasive surgery (MIS), complex spine, deformity and degenerative procedures. Expertise in both orthobiologic sciences and spinal fusion hardware product development allows SeaSpine to offer our surgeon customers a differentiated portfolio and a complete solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in over 30 countries worldwide.

Forward-Looking Statements
SeaSpine cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that are based on the Company's current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to anticipated revenue for full-year 2015; the amount, nature and timing of costs related to the spinoff and its transition to and operations as a separate, publicly traded company; the Company’s ability to scale its business, advance its market position, execute and opportunities for growth in 2016; and its ability to lower its manufacturing costs and improve gross profit. Among the factors that could cause or contribute to material differences between the Company's actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: surgeons’ willingness to continue to use our existing products and to adopt our newly launched products; third-party payors’ willingness to continue to provide, for our existing products, and to provide, for our newly launched products, appropriate coverage, coding and reimbursement and uncertainty resulting from healthcare reform, both in the U.S. and abroad, and increased pricing pressure from our competitors, hospitals and others; delays in new product launches, including as a result of difficulties in obtaining regulatory clearance or approval of products in development or our inability to develop modifications to our existing products or new product lines; unexpected expense, including as a result of new product launches or our only recently beginning operations as an independent, publicly-traded company; the failure to fully realize, or the loss of, manufacturing efficiencies at the Company’s Irvine, California facility, including as a result of unexpected technical or other difficulties in scaling-up operations, work stoppages or otherwise; the uncertainty of outcomes in ongoing and future studies of our products and the risk that a product may not demonstrate adequate safety or efficacy, independently or relative to competitive products, to support expected levels of demand or reimbursement; the risk of supply shortages, including as a result of our dependence on a limited number of third-party suppliers for components and raw materials, or otherwise; our ability to obtain funding on a timely basis on acceptable terms, or at all, to execute our business strategy; general economic and business conditions in the markets in which we do business, both in the U.S. and abroad; and other risks and uncertainties more fully described in the Company's news releases and periodic filings with the Securities and Exchange Commission. The Company's public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

# # #

Investor Relations Contact
Lynn Pieper or Leigh Salvo
(415) 513-1281
ir@seaspine.com

SEASPINE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data )

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Total revenue, net	$32,679	$33,606	$98,454	$103,547
Cost of goods sold	17,341	14,282	44,448	42,077
Gross profit	15,338	19,324	54,006	61,470
Operating expenses:
Selling, general and administrative	26,348	20,262	83,059	64,518
Research and development	2,364	2,111	5,973	6,259
Intangible amortization	1,295	1,397	4,049	4,174
Total operating expenses	30,007	23,770	93,081	74,951
Operating loss	(14,669)	(4,446)	(39,075)	(13,481)
Other income (expense), net	195	(30)	(577)	(59)
Loss before income taxes	(14,474)	(4,476)	(39,652)	(13,540)
Provision (benefit) for income taxes	(275)	840	2,130	2,764
Net loss	$(14,199)	$(5,316)	$(41,782)	$(16,304)
Net Loss per share, basic and diluted	$(1.27)	$(0.48)	$(3.75)	$(1.48)
Weighted average shares used to compute basic and diluted net loss per share	11,171	11,048	11,130	11,048

SEASPINE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS
(Unaudited, except par value data)

	September 30, 2015	December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$38,503	$652
Trade accounts receivable, net of allowances of $794 and $558	25,345	22,538
Inventories	52,897	49,862
Deferred tax assets	141	436
Prepaid expenses and other current assets	4,300	1,128
Total current assets	121,186	74,616
Property, plant and equipment, net	23,026	16,360
Intangible assets, net	41,589	46,891
Deferred tax assets	450	501
Other assets	222	1,274
Total assets	$186,473	$139,642
LIABILITIES AND INVESTED EQUITY
Current liabilities:
Accounts payable, trade	13,748	36,637
Income taxes payable	726	608
Accrued compensation	6,550	6,300
Accrued expenses and other current liabilities	3,724	2,407
Total current liabilities	24,748	45,952
Other liabilities	2,565	2,406
Total liabilities	27,313	48,358

Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value; 15,000 authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 60,000 authorized; 11,103 shares issued and outstanding at September 30, 2015, and none issued and outstanding at December 31, 2014	111	—
Additional paid-in capital	171,418	—
Integra net investment prior to the spinoff	—	90,391
Accumulated other comprehensive income	1,830	893
Accumulated deficit	(14,199)	—
Total stockholders' equity	159,160	91,284
Total liabilities and stockholders' equity	$186,473	$139,642